Exhibit 10.21

EXECUTIVE OFFICER AGREEMENT

This EXECUTIVE OFFICER AGREEMENT is entered into this 31st day of January, 2023, by and between Teradyne, Inc., a Massachusetts corporation (“Teradyne” or the “Company”), and Mark E. Jagiela, the Chief Executive Officer of Teradyne (the “Executive”).

WHEREAS, the Executive and Teradyne are parties to an Agreement Regarding Termination Benefits dated January 22, 2014 (“Severance Agreement”) under which the executive is entitled to severance compensation, continued benefits and continued vesting of equity for 24 months from the date of termination under certain circumstances as set forth in the Severance Agreement;

WHEREAS, the Executive and the Company’s Board of Directors have worked together on an orderly succession and transition plan;

WHEREAS, the Executive and the Company’s Board of Directors have agreed that the Executive will retire as Chief Executive Officer and resign as an employee effective February 1, 2023 (the “Retirement Date”);

WHEREAS, Teradyne recognizes the contributions the Executive has made to the success of the Company and wishes to ensure the Executive does not engage in any business competitive with the Company following his retirement for the period from the Retirement Date through the date that is three (3) years from the Retirement Date (the “Non-Competition Period”).

WHEREAS, Teradyne and the Executive desire to set forth certain terms and conditions relating to the Executive’s retirement from Teradyne.

WHEREAS, Teradyne and the Executive agree that the terms of this agreement shall supersede the terms of the Severance Agreement between the parties.

NOW THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.    Consideration.

In consideration for the Executive’s signing of the Release attached as Attachment A, including the release of his rights under the Severance Agreement, as well as the promises and covenants including the Non-Competition and Non-Solicitation provision set forth herein, the Company agrees to the following treatment of the portions of the Executive’s outstanding equity grants which remain unvested as of the Retirement Date; provided that such treatment shall be subject to compliance by the Executive with Sections 3 and 4 hereof:

a)	Any unvested, time-based restricted stock units granted before the Retirement Date shall continue to vest during the Non-Competition Period;

b)	Any unvested, performance-based restricted stock units as of the Retirement Date shall continue to vest during the Non-Competition Period;

c)	Any unvested stock options granted before the Retirement Date shall continue to vest during the Non-Competition Period; and

d)

Any vested stock options as of the Retirement Date or stock options that become vested during the Non-Competition Period may be exercised for the remainder of the generally applicable term of such option, which in all cases is no later than seven (7) years from the respective dates of grant.

Schedule A attached hereto and incorporated herein is a complete list of the Executive’s outstanding equity grants from the Company. The parties agree that, except as otherwise provided herein, the terms of the Executive’s existing equity award agreements shall continue in effect and that any portion of the Executive’s outstanding equity grants which are not vested by reason of the application of this Section 1 shall be forfeited as of the last day of the Non-Competition Period or on such earlier date pursuant to Sections 3 or 4. Notwithstanding the foregoing, upon the vesting of any restricted stock units during the Non-Competition Period, the Company shall issue to the Executive shares of its common stock in settlement of such vested stock units within thirty (30) days of each vesting date.

Executive acknowledges that he will not be entitled to the consideration described in this Section 1 absent his execution and non-revocation of this Agreement and the Release, in the form attached as Attachment A. The Executive acknowledges and agrees that his termination of employment with the Company shall not be considered a retirement for purposes of his unvested equity grants which are outstanding as of the Retirement Date and that the settlement or exercise of rights under such grants shall not be accelerated by reason of his termination of employment.

2.    Other Payments and Benefits

Executive shall be eligible to receive any variable compensation and profit-sharing payments for the prior 2022 period at the time such payments are paid out to other employees in the normal course as if Executive continued to be employed as of the payment date(s). Executive shall not be eligible for any variable compensation or profit-sharing payments for the current 2023 period. The consideration described in this Agreement is in addition to other retirement and/or pension benefits to which the Executive may be entitled associated with the Executive’s retirement under the Company’s benefit plans in accordance with plan terms. The parties acknowledge that Executive shall not be entitled to any severance or separation payment, or benefit associated with his retirement, including under the Severance Agreement, other than all accrued wages and unused vacation time as of the Retirement Date.

3.    Conditions to Consideration.

The consideration and entitlements set forth above in Section 1 shall be conditioned on Executive’s signing, and not revoking, the Release within twenty-one (21) days following the Retirement Date, and such Release becoming effective in accordance with its terms. All rights, benefits, payments and other entitlements contemplated to be provided or paid to Executive under this Agreement shall be forfeited as of the 60th day following Executive’s Retirement Date if the Executive has not provided Teradyne with a valid, irrevocable release of claims as of such 60th day.

4.    Non-Competition and Non-Solicitation.

During the Non-Competition Period, Executive shall not directly or indirectly:

a)

Engage in any business or enterprise (whether as an owner, partner, officer, employee, executive, director, investor, lender, consultant, independent contractor or otherwise, except as the holder of not more than 1% of the combined voting power of the outstanding stock of a publicly held company) that is competitive with Teradyne (including but not limited to, any business or enterprise that develops, designs, produces, markets, sells or renders any product or service competitive with any product or service developed, produced, marketed, sold or rendered by Teradyne while Executive was employed by Teradyne);

b)

Either alone or in association with others, recruit, solicit, hire or engage as an independent contractor, any person who was employed by Teradyne at any time during the period of Executive’s employment with Teradyne, except for an individual whose employment with Teradyne has been terminated for a period of six months or longer; or

c)

Either alone or in association with others, solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any client or customer or entity that was a prospective client or customer of Teradyne during the Executive’s employment.

If any restriction set forth in this Section 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, the parties agree that it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

The Executive acknowledges that the restrictions contained in this Section 4 are necessary for the protection of the business and goodwill of Teradyne and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 4 will cause Teradyne irreparable harm and therefore, in the event of any such breach, in addition to such other remedies that may be available, Teradyne shall have the right to seek equitable and/or injunctive relief. The Executive acknowledges and understands that he may rescind his acceptance of the terms of this Agreement, including his agreement to be bound by the restrictions in this Section 4, for a period of seven (7) business days after his acceptance.

The geographic scope of this Section 4 shall extend to anywhere Teradyne or any of its subsidiaries is doing business, has done business or has plans to do business as of the Retirement Date.

The Executive agrees that during the Non-Competition Period, he will make reasonable, good faith efforts to give written notice to Teradyne of each new business activity he plans to undertake, at least (5) business days prior to beginning any such activity.

If the Executive violates the provisions of this Section 4, Teradyne shall be entitled to discontinue any continued vesting per Section 1 above and Executive shall continue to be bound by the restrictions set forth in this Section 4 for an additional period of time equal to the duration of the violation, such additional period not to exceed 24 months.

5.    Deferred Compensation/Section 409A.

Notwithstanding anything to the contrary in this Agreement, if on the Retirement Date the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following such separation from service, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), if required to avoid adverse tax consequences under Section 409A of the Code, and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i). For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

This Agreement, including the continued vesting and settlement of the Executive’s equity awards hereunder, is intended to comply with, or be exempt from, the provisions of Section 409A and regulations there under and the Agreement shall, to the extent practicable, be construed and administered in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A of the Code if and to the extent required to comply with Section 409A of the Code. In any event, Teradyne makes no representations or warranty and shall have no liability to the Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of that section.

6.    Governing Law and Dispute Resolution.

This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts and this Agreement shall be deemed to be performable in Massachusetts. The Executive and the Company agree that any dispute, controversy or claim arising between the parties relating to this Agreement shall be resolved by final and binding arbitration before a single arbitrator, except that the parties may seek equitable relief in court to preserve the status quo pending final resolution in arbitration. The arbitrator shall be selected in accordance with the Employment Dispute Resolution rules of the American Arbitration Association (“AAA”) pertaining at the time the dispute arises. The parties agree that such arbitration shall take place at the offices of the AAA in Boston, Massachusetts. In such arbitration proceedings, the arbitrator shall have the discretion, to be exercised in accordance with applicable law, to award any damages permitted by law, and to allocate among the parties the arbitrator’s fees, tribunal and other administrative and litigation costs and, to the prevailing party, reasonable attorneys’ fees. The award of the arbitrator may be confirmed before and entered as a judgment of any court having jurisdiction of the parties.

7.    Severability.

In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed to be enforceable to the maximum extent permitted by law.

8.    Waivers and Modifications.

This Agreement may be modified, and the rights, remedies and obligations contained in any provision hereof may be waived, only in accordance with this Section 8. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

9.    Assignment.

This Agreement, and the Executive’s and Teradyne’s rights and obligations hereunder, may not be assigned by the Executive or Teradyne; any purported assignment by the Executive or Teradyne in violation hereof shall be null and void.

10.    Entire Agreement.

This Agreement, including Schedule A and Attachment A, constitutes the entire understanding of the parties relating to the subject matter hereof and supersedes all agreements, written or oral, made prior to the date hereof between the Executive and the Company relating to the subject matter hereof, including the Severance Agreement. Notwithstanding the foregoing, this Agreement does not supersede: (a) the attached Release once executed; and (b) the equity award agreements, as modified hereby, between the Company and the Executive.

11.    Notices.

All notices hereunder shall be in writing and shall be delivered in person or mailed by certified or registered mail, return receipt requested, addressed as follows:

If to Teradyne, to:	Teradyne, Inc.
600 Riverpark Drive
North Reading, MA 01864
Attention: General Counsel

If to the Executive, at the Executive’s address in his employment file on record with the Human Resources Department.

12.    Cooperation.

The Executive agrees to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with Company counsel to prepare for trial or discovery or an administrative hearing or alternative dispute resolution and to act as a witness when requested by the Company at reasonable times designated by the Company.

13.    Return of Property.

No later than the Retirement Date, the Executive shall return to the Company all Company property in his possession or control, including all electronic documents.

14.    Non-Disparagement.

The Executive understands and agrees that in consideration for the covenants, terms and conditions herein, he shall not make any false, disparaging or derogatory statements to any third person or entity, including any media outlet, in public or private regarding the Company’s directors, officers, executives, agents, or representatives or the Company’s business affairs and financial condition; provided the foregoing shall in no way affect the Executive’s obligation to testify truthfully in any legal proceeding. The Company understands and agrees that in consideration for the covenants, terms and conditions herein, it shall direct its directors and executive officers to not make any false, disparaging or derogatory statements to any third party or entity, including any media outlet, in public or private, regarding the Executive.

15.    Confidential Information

The Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company concerning the Company or any affiliate are the property of the Company. The Executive agrees that he will not use, publish or disclose, at any time after the Retirement Date or in connection with his Board service, any secret or confidential information or data concerning any discovery, invention, opportunity, product, design, formula, algorithm or process, or any secret or confidential production, sales or other business information, relating to the Company or any client, subsidiary or affiliate of the Company which he may have acquired during any period of employment with the Company or any affiliate. The term “confidential information” shall not include information that is in the public domain at the time of the disclosure. The Executive further agrees to turn over at or prior to the Retirement Date all tangible forms of such information in his possession or under his control, including drawings, specifications, models, customer lists and other documents and records as well as all copies and reproductions thereof. Prior to or concurrent with his resignation, the Executive shall reduce to writing and deliver to the Company such information as the Company may reasonably request to the extent that such information pertains to the business and operations of the Company and its subsidiaries and affiliates, and any product or service offered by the Company or its affiliates. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and (ii) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, the Executive may be held liable if he unlawfully accesses trade secrets by unauthorized means.

16.    Change in Control.

In the event of a Change in Control (as defined below) during the Non-Competition Period, all of Executive’s outstanding equity grants which remain unvested as of the date of the Change in Control shall automatically become fully vested and exercisable, as applicable, as of the day immediately prior to the effective date of the Change in Control and all stock options shall remain exercisable for the remainder of the generally applicable term of such option which in all cases is no later than seven (7) years from the respective dates of grant. All awards of performance-based restricted stock units shall vest at the target level of such awards. If payment or settlement of an equity grant upon a Change in Control would result in adverse tax consequences under Section 409A of the Code, the payment or settlement shall occur on the regularly scheduled payment or settlement date associated with such award; it being understood that the Executive’s rights to such awards shall become non-forfeitable as of such Change in Control regardless of whether payment or settlement can be made in connection with such event.1

A “Change in Control” shall be deemed to have occurred upon the occurrence of any of the following events: (i) any consolidation, cash tender offer, reorganization, recapitalization, merger or plan of share exchange following which the holders of capital stock of Teradyne outstanding immediately prior to such transaction hold less than a majority of the combined voting power of the then-outstanding securities of the combined corporation or ultimate parent thereof immediately after such transaction; (ii) any sale, lease, exchange or other transfer of all or substantially all of Teradyne’s assets; (iii) the date a majority of the Board of Directors of Teradyne is replaced during any 12-month period by directors whose appointment is not endorsed by a majority of the Board of Directors of Teradyne before the date of appointment or election; or (iv) any person (as that term is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes beneficial owner of 30% or more of the combined voting power of Teradyne’s outstanding voting securities, other than (A) as a result of a consolidation, reorganization, recapitalization, merger or plan of share exchange following which the holders of capital stock of Teradyne outstanding immediately prior to such transaction hold at least a majority of combined voting power of the then-outstanding securities of the combined corporation or ultimate parent thereof immediately after such transaction, (B) by any trustee or other fiduciary holding securities under an employee benefit plan of Teradyne, or (C) by a person temporarily acquiring beneficial ownership in its capacity as an underwriter (as defined pursuant to Section 2(a)(11) of the Securities Act of 1933, as amended) in connection with a public offering of Teradyne securities. To the extent required to comply with Section 409A of the Code, a “Change in Control” shall not be deemed to have occurred for purposes of any acceleration of payment or settlement of any amount or benefit that is subject to Section 409A of the Code unless it also meets the definition of a “change in control event” under the Treasury regulations under Section 409A of the Code.

17.    Executive’s Death.

In the event of Executive’s death during the Non-Competition Period, all of Executive’s outstanding equity grants which remain unvested as of the date of his death shall automatically become fully vested and exercisable, as applicable, and all stock options shall remain exercisable for the remainder of the generally applicable term of such option which in all cases is no later than seven (7) years from the respective dates of grant.

18.    Release of the Company’s Claims

In consideration for, among other terms, the Executive’s signing of the Release attached as Attachment A, the Company voluntarily releases and forever discharges the Executive generally from all claims that, as of the date when the Company signs this Agreement, the Company has, ever had, now claims to have or ever claimed to have had against the Executive, including, without limitation, all claims relating to the Executive’s employment by and retirement from the Company; provided that the Company does not release the Executive from: (a) any criminal offenses; (b) any claim for breach of fiduciary duty; (c) any claim related to violation of securities laws; and (d) any civil claim that is based on conduct that also satisfies the elements of a criminal offense, such as a civil claim for fraud (the “Excepted Claims”). The Company has no knowledge or reason to believe that the Company has any Excepted Claims against the Executive.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written. This Agreement will become effective upon the expiration of the seventh business day following the date of Executive’s execution, provided the Executive does not first rescind his acceptance.

TERADYNE, INC.		MARK E. JAGIELA

By:	/s/ Charles J. Gray	/s/ Mark E. Jagiela
Name:	Charles J. Gray	Date: January 31, 2023
Title:	VP, General Counsel and Secretary
Date:	January 31, 2023

SCHEDULE A

(Outstanding Equity Grants as of Retirement Date)

Product Type Name	Plan Name	Plan ID	Product ID	Grant Date	Grant Price	Participant Name	QTY - Granted	QTY - Vested	QTY - Unvested	QTY - Exercised / Distributed	QTY - Outstanding
Restricted Units	TERADYNE PERFORMANCE RSU	TERPR	2006PBIT21	1/29/2021	0	JAGIELA, MARK E E.	17977	0	17977	0	17977
Restricted Units	TERADYNE PERFORMANCE RSU	TERPR	2006PBIT22	1/28/2022	0	JAGlELA, MARK E E.	21674	0	21674	0	21674
Restricted Units	TERADYNE PERFORMANCE RSU	TERPR	2006TSR21	1/29/2021	0	JAGIELA, MARK E E.	17976	0	17976	0	17976
Restricted Units	TERADYNE PERFORMANCE RSU	TERPR	2006TSR22	1/28/2022	0	JAGlELA, MARK E E.	21673	0	21673	0	21673
Restricted Units	TERADYNE RESTRICTED STOCK	TERRU	2006USRU20	1/24/2020	0	JAGlELA, MARK E E.	27046	0	6762	20284	6762
Restricted Units	TERADYNE RESTRICTED STOCK	TERRU	2006USRU21	1/29/2021	0	JAGlELA, MARK E E.	17977	0	8989	8988	8989
Restricted Units	TERADYNE RESTRICTED STOCK	TERRU	2006USRU22	1/28/2022	0	JAGlELA, MARK E E.	21674	0	16256	5418	16256
Stock Options	TERADYNE STOCK OPTION PLN	TEROP	2006EES018	1/26/2018	47.7	JAGIELA, MARK E E.	34577	8645	0	25932	8645
Stock Options	TERADYNE STOCK OPTION PLN	TEROP	2006EES018	1/25/2019	36.75	JAGIELA, MARK E E.	48733	24367	0	24366	24367
Stock Options	TERADYNE STOCK OPTION PLN	TEROP	2006EES020	1/24/2020	72.1	JAGlELA, MARK E E.	31447	15724	7862	7861	23586
Stock Options	TERADYNE STOCK OPTION PLN	TEROP	2006EES021	1/29/2021	113.48	JAGlELA, MARK E E.	18580	9290	9290	0	18580
Stock Options	TERADYNE STOCK OPTION PLN	TEROP	2006EES022	1/28/2022	112.12	JAGlELA, MARK E E.	20764	5191	15573	0	20764

ATTACHMENT A

Release

In consideration of the payments and benefits described in the Executive Officer Agreement dated January 31, 2023 between me and Teradyne, Inc. (the “Company”), all of which I acknowledge I would not otherwise be entitled to receive, I hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its successors and assigns and their respective employees, officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies and agents (each in their individual and corporate capacities) (collectively, all of the foregoing, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which I ever had or now have against the Released Parties arising out of my employment with and/or termination or separation from the Company or relating to my relationship as an officer or in any other capacity for the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., and the Massachusetts Fair Employment Practices Act., M.G.L. c.151B, §1 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12 §§11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, §102 and M.G.L. c.214, §1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, §1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, §1B, the Massachusetts Wage Act, M. G.L. c. 149, § 148, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, §105(d), all as amended; all common law claims including, but not limited to, actions in tort (including fraud, misrepresentation and wrongful discharge), defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage arising out of my employment with, termination or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that notwithstanding the foregoing, the Company agrees and hereby acknowledges that this Release is not intended to and does not (i) apply to any claims I may bring to enforce the terms of the Executive Officer Agreement, (ii) release the Company of any obligation it may have pursuant to a written agreement, the Company’s articles of organization or bylaws, or as mandated by statute to indemnify me as an officer of the Company; and (iii) release the Company of any obligation to provide and/or pay benefits to me or my estate, conservator or designated beneficiary(ies) under and in accordance with the terms of any applicable Company benefit plan and/or program; provided further, that nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that I waive my right to recover monetary damages or other individual relief in any charge, investigation or proceeding or any related complaint or lawsuit filed by me or by anyone on my behalf).

Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967: Because I am 40 years of age or older, I have been informed that I have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) and I agree that:

in consideration for the payments and benefits described in the Executive Officer Agreement, which I am not otherwise entitled to receive, I specifically and voluntarily waive such rights and/or claims under the ADEA I might have against the Released Parties to the extent such rights and/or claims arose prior to the date this Release was executed;

I understand that rights or claims under the ADEA which may arise after the date this Release is executed are not waived by me;

I was advised that I have at least 21 days within which to consider the terms of this Release and to consult with or seek advice from an attorney of my choice or any other person of my choosing prior to executing this Release;

I have carefully read and fully understand all of the provisions of this Release, and I knowingly and voluntarily agree to all of the terms set forth in this Release; and

In entering into this Release, I am not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

Period for Review and Consideration:

I acknowledge that I was informed and understand that I have twenty-one (21) days to review this Release and consider its terms before signing it.

The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Release.

Accord and Satisfaction

The amounts set forth in the Executive Officer Agreement shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Released Parties to me, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, cash awards, equity awards, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

Revocation Period

I may revoke this Release at any time during the seven-day period immediately following my execution hereof. As a result, this Release shall not become effective or enforceable and the Company shall have no obligation to make any payments or provide any benefits described herein until the seven-day revocation period has expired. In order to revoke the Release, you must submit a written notice of revocation to Charles Gray, General Counsel located at 600 Riverpark Drive, North Reading, MA 01864. This written notice may be sent by mail, email or hand-delivery, but must be received by Mr. Gray no later than the close of business on the seventh day.

Name: /s/ Mark E. Jagiela	Date: January 31, 2023

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, Mark Jagiela, acknowledge that I was informed and understand that I have 21 days within which to consider the attached Release, have been advised of my right to consult with an attorney regarding such Release and have considered carefully every provision of the Release, and that after having engaged in those actions, I prefer to and have requested that I enter into the Release prior to the expiration of the 21 day period.

Dated: January 31, 2023
Name: /s/ Mark E. Jagiela